Kingstone Announces Share Repurchase Program of up to 1,000,000 Shares

Kingston, NY — May 19, 2026 – Kingstone Companies, Inc. (Nasdaq: KINS) (“Kingstone” or the “Company”), a regional property and casualty insurance holding company, today announced that its Board of Directors (the “Board”) has authorized a share repurchase program under which the Company may repurchase up to 1,000,000 shares of its outstanding common stock, representing approximately 6.9% of the Company’s outstanding common stock as of March 31, 2026, over the next two years.
Meryl Golden, President and Chief Executive Officer of Kingstone, stated, “This authorization reflects the Board’s confidence in the Kingstone franchise we have built and the trajectory ahead of us.  Share repurchases under this program are intended to complement our investments in profitable growth and our quarterly dividend. We will continue to allocate capital with discipline, prioritizing the highest-return uses we see in our business. We remain confident in the long-term value we are creating for our shareholders.”
Repurchases under the program may be made from time to time through open market purchases, privately negotiated transactions, block transactions, and transactions effected pursuant to trading plans intended to qualify under Rule 10b5-1 of the Securities Exchange Act of 1934, as amended. The Company intends to effect repurchases in compliance with Rule 10b-18 of the Securities Exchange Act of 1934, as amended, and the Company’s insider trading policy.  The timing and total amount of any repurchases will be determined at management’s discretion based on its evaluation of market conditions, the Company’s share price, regulatory requirements, the Company’s liquidity needs, and other factors. The program has a term of two years, does not obligate the Company to acquire any specific number of shares, and may be modified, suspended, or discontinued at any time without prior notice.
Forward-Looking Statements
This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, may be forward-looking statements. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. These statements involve risks and uncertainties that could cause actual results to differ materially from those included in forward-looking statements due to a variety of factors. For more details on factors that could affect expectations, see Part I, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2025.
Kingstone undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.
About Kingstone Companies, Inc.
Kingstone is a regional property and casualty insurance holding company whose principal operating subsidiary is Kingstone Insurance Company ("KICO"). KICO is a New York domiciled carrier writing business through retail and wholesale agents and brokers. Kingstone delivers tailored homeowners insurance solutions through its sophisticated product suite, Select, supported by a scalable and efficient operating platform that enables the Company to pursue significant market opportunities and strategic expansion. KICO was the 11th largest writer of homeowners insurance in New York in 2025 and is also licensed in New Jersey, Rhode Island, Massachusetts, Connecticut, Pennsylvania, New Hampshire, and Maine.
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